DEPENDENT CHILDREN INSURANCE RIDER BENEFIT

We will pay the Dependent Child's Benefit upon proof that a Dependent Child died before:

          1.   The Dependent Child's 25th birthday; and

          2.   Termination of this rider.

The Dependent Child's Benefit is $1,000 per unit of this rider. If the child dies before age 90 days, the Dependent Child's Benefit is $250 per unit of this rider.

Insured and Dependent Children

The Insured will be shown on the Policy Schedule. A Dependent Child is any child, stepchild, or legally adopted child of the Insured:

          1.   Named in the application for this rider; and

          2.   Less than 24 years old on the date of  application of this rider;
               and

          3.   Unmarried.

Beneficiary

The Beneficiary will be the Insured as shown on the Policy Schedule. If the Insured dies before the Dependent Child, the payments will be made to the Dependent Child's estate.

Conversion Privilege


While this rider is in force, the term insurance on a Dependent Child's life may be converted to a permanent life insurance policy currently being sold by us, at time of conversion. No evidence of insurability will be required. There will always be available at least one plan to which conversion will be permitted. The minimum amount of insurance is the published minimum for the plan selected. The maximum amount of the new policy is five times the Dependent Child's Benefit of $100,000 if less.

The date of the new policy will be the earlier of:

          1.   A Dependent Child's 25th birthday; or

          2.   The Expiration Date of this rider.

The premium for the new policy will be based on:

          1.   Our premium rates on the conversion date:

          2.   The plan and amount of insurance elected;

          3.   The Dependent Child's attained age.

Written request for conversion must be received by us:

          1.   While this policy is in force; and

          2. Before the earlier of the child's 25th birthday or the Expiration Date.

If the Dependent Child is minor, request for conversion must be from:

          1.   The Insured, if living; otherwise

          2.   The Dependent Child's legal guardian.



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If the  Dependent  Child is not a minor,  only the  Dependent  Child may request conversion.

No riders can attached to the new policy without consent.

Paid-Up Term Insurance Benefit

This rider will be considered paid-up if:

          1.   The Insured dies before this rider terminates; and

          2.   Any of the Dependent Children are then living.

At the Insured's death, each living Dependent child will be provided with $1,000 of term insurance per unit of this rider. The term period of this insurance will be to the earlier of:

          1.   The Dependent Child's 25th birthday; or

          2.   The Expiration Date of this rider.



Signed for the Pan-American Assurance Company at its Home Office in New Orleans, Louisiana.


                                                           /s/William T. Steen
                                                           Corporate Secretary